Exhibit 10.2

OneBeacon Insurance Group, Ltd.
Long-Term Incentive Plan
2016-2018 Performance Unit Grant

THIS GRANT (this “Grant”) is made, effective as of February 24, 2016, between OneBeacon Insurance Group, Ltd., a Bermuda company (the "Company") and <First NAME> <Last NAME> (the "Participant").
RECITALS:

WHEREAS, the Board of Directors of the Company has adopted the OneBeacon Long-Term Incentive Plan (2007), as amended (the “Plan”), which Plan is incorporated herein by reference and made part of this Grant; and

WHEREAS, the Performance Compensation Subcommittee of the Compensation Committee of the Board of Directors (the “Committee”) has determined that it would be in the best interests of the Company to grant the performance unit award provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Definitions. Capitalized terms not defined in the body of this Grant have the meanings ascribed to them in the Annex attached hereto and incorporated by reference. Capitalized terms not defined in the body of this Grant or in the Annex have the meanings ascribed to them in the Plan.

2.Grant of Performance Units. Pursuant to Section 7 of the Plan, the Company hereby grants to the Participant a Performance Unit Award (the “Award”) of <# Of UNITS> units (the “Units”) in consideration of services to be rendered by Participant to the Company. The value of one Unit shall be fixed at $100.00 (the “Unit Value”) for all purposes under this Grant.

3.Vesting. Except as otherwise provided herein, provided that the Participant has remained continuously employed through the applicable Vesting Date, the Units will vest on December 31, 2018 (the “Vesting Date”).

4.Award Period. The Award Period shall be January 1, 2016 through December 31, 2018.

5.Performance Objective. The Performance Objective applicable to this Award shall be an Adjusted Economic Combined Ratio for the Company and its subsidiaries (the “Adjusted Economic Combined Ratio” or “AECR”) of 95.8% for the Award Period as a whole. The Adjusted Economic Combined Ratio for the Award Period as a whole will be the average (mean) of the AECR for each of the three Performance Periods as determined by the Committee in its sole discretion.

6.Performance Percentage. The Performance Percentage applicable to the Units shall be dependent upon the extent to which the Performance Objective is attained and shall be determined as follows:

Average Adjusted Economic Combined Ratio for the Award Period	Performance Percentage
90.8% or lower	200%
95.8%	100%
100.8% or higher	0%

Exhibit 10.2

The AECR for the Award Period is calculated to the nearest one-tenth of one percent. In the event that the AECR for the Award Period is not a percentage value shown above, the Performance Percentage shall be determined by straight-line interpolation between the two successive AECR values from the table above.

7.Award Payment. Subject to all terms and conditions of the Plan and to Participant’s compliance with Section 10 of this Agreement, the Participant’s Actual Value at the end of the Award Period will be settled in cash, in the Company’s Class A common shares (“Shares”), or partly in cash and partly in Shares, as determined by the Committee.

a.To the extent settled in cash, the cash value will be:

i.	the number of Units granted, times

ii.	the Performance Percentage, times

iii.	the Unit Value, times

iv.	the percentage of the Award settled in cash.

b.To the extent settled in Shares, the number of Shares issued will be:

i.	the number of Units granted, times

ii.	the Performance Percentage, times

iii.	the Unit Value divided by the fair market value of one Share on the date that the Board certified the Performance Percentage; times

iv.	the percentage of the Award settled in Shares.

8.Termination of Employment. Except as provided in Section 7 of the Plan, this Award shall be canceled, and no payment shall be payable hereunder, if the Participant’s continuous employment or Related Employment with the Company shall terminate for any reason prior to the end of the Award Period.

9.Successors and Assigns. This Grant shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall request any purchaser of a business unit in which the Participant is employed (a “Purchaser”), to fully assume the obligations of the Company under this Grant. If a Purchaser declines to assume such obligations, the Company shall remain obligated under the terms of this Grant.

10.Withholding. The Participant agrees to make appropriate arrangements with the Company for satisfaction of any applicable income tax withholding requirements, including the payment to the Company, at the termination of the Award Period (or such earlier or later date as may be applicable under the Code), of all such taxes and other amounts, and the Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding amounts from any compensation, including cash or Shares payable in settlement of this Award, or other amount owing from the Company to the Participant), to satisfy all obligations for the payment of such taxes and other amounts.

11.Reduction of the Award. Notwithstanding anything to the contrary herein, the Board, in its sole discretion (but subject to applicable law), may reduce any amounts payable to the Participant in order to satisfy any liabilities owed to the Company by the Participant.

12.Clawback Policy. Amounts paid pursuant to this Grant are subject to clawback by the Company pursuant to the Clawback Policy adopted by the Board of Directors of the Company on June 16, 2010. The Clawback Policy provides that, in the event of a restatement of the financial statements of the Company for failure to comply with the federal securities laws due to misconduct of the Participant, the Board of Directors of the Company may require the Participant to reimburse the Company for all or a portion

Exhibit 10.2

of his or her Award; provided, however, that in the event of fraud, the Participant shall reimburse the Company for all of his or her Award.

13.Securities Laws. If any portion of this Award is settled in Shares, at the termination of the Award Period, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws and with this Agreement.

14.No Right to Continued Employment. Neither the Plan nor this Grant shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its subsidiaries. Further, the Company may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Grant, except as otherwise expressly provided in the Plan and in this Grant. In addition, nothing herein shall obligate the Company to make future Grants to the Participant.

15.Award Subject to Plan. By entering in this Grant the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan, understands the terms of the Plan and this Award and that this Award is subject to all of the terms and provisions set forth in the Plan and in this Grant and accepts this Performance Unit Award subject to all such terms and conditions which are incorporated herein by reference, including, but not limited to, the requirement to execute a Confidentiality and Nonsolicitation Agreement. In the event of a conflict between any term or provision contained in this Grant and a terms or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

16.Compliance with Section 409A of the Internal Revenue Code. Notwithstanding anything in this Agreement to the contrary, to the extent that this Agreement constitutes a nonqualified deferred compensation plan to which Internal Revenue Code Section 409A applies, the administration of this Award (including time and manner of payments under it) shall comply with Section 409A.

17.Designation of Beneficiary by Participant. A Participant may name a beneficiary to receive any payment to which he/she may be entitled in respect of this Award in the event of his/her death, by notifying the Company. A Participant may change his/her beneficiary from time to time in the same manner. If the Participant has not designated a beneficiary or if no designated beneficiary is living on the date on which any amount becomes payable to a Participant’s beneficiary, that amount shall be paid to the Participant’s estate.

18.No Rights as Shareholder. You will not be considered a shareholder of the Company for any purpose with respect to this Award unless and until Shares are issued to you in settlement of this Award.

19.Restrictions on Transfer of Units. Units may not be sold, transferred, pledged, exchanged, hypothecated or disposed of by you and shall not be subject to execution, attachment or similar process.
20.Notices. Any notice necessary under this Grant shall be addressed to the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as such party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
21.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Bermuda.
22.Entire Agreement. This Agreement, the Plan, and the rules and procedures adopted by the Committee, contain all of the provisions applicable to the Grant and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you.

Exhibit 10.2

23.Signature in Counterparts: This Grant may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Grant as of the day and year first above written.

PARTICIPANT

By: _____________________

<First Name><Last Name>

_____________________
Date

ONEBEACON INSURANCE GROUP, LTD

By: /s/ T. Michael Miller

T. Michael Miller
President and Chief Executive Officer

Award Details:

2016-2018 Performance Unit Plan
<# Units> Units Granted

Exhibit 10.2

Annex

Key Definitions

Terms used in this Grant shall have the following meanings:

Adjusted Economic Combined Ratio shall mean:

Reported GAAP Combined Ratio for the underwriting reportable segments (currently defined as the summation of the Specialty Industries and Specialty Products reportable segments, to be adjusted to include any additional underwriting reportable segments in the future) adjusted to include all other non-underwriting income and expense items except items explicitly related to capital and investment activities (including tax items related to capital and investment activities).

The adjustment to GAAP Combined Ratio shall be calculated as the pretax impact of items above divided by GAAP earned premium for the underwriting reportable segments.

Board shall mean:

The Board of Directors of the Company, or the Committee of the Board or such other committee or subcommittee that is authorized to determine performance under the Long-Term Incentive Plan.

Performance Percentage shall mean:

a percentage of no less than 0% and no more than 200%, as determined by the Board in its sole discretion and as outlined in Paragraph 6 of this Performance Unit Grant.

Performance Period shall mean:

Each of the fiscal years of the Company ending December 31, 2016, 2017 and 2018, respectively.

Performance Unit shall mean:

a performance unit granted to participant under the Company’s Long-Term Incentive Plan having a value of $100.00 per unit for all purposes under the Grant, conditioned upon the attainment of a specified Performance Objective(s) over a specified Award Period.